Exhibit 10.14

April 27, 2021

Mr. Chris H. Panagiotakos

1013 Plandome Road

Manhasset, NY 11030

Dear Mr. Panagiotakos:

Welcome to Data Storage Corporation. We look forward to you joining our team. Over the last twenty years DSC has been a leader from disaster recovery and business continuity solutions in 2001 to our IBM Power Cloud in 2014. Today, we continue with our data centers, infrastructure and growing our distribution channels while supporting clients globally across many industries.

We are excited to offer you a position as Chief Financial Officer. This employment offer is subject to an up listing to Nasdaq and a capital raise which should be by May 31, 2021. Your employment will be “at-will.” and is subject to background and reference checks. You will report to the Company’s Chief Executive Officer. This is a full-time position. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Your annual compensation package will be $250,000 consisting of a base of $200,000 and up to $50,000 incentive bonus based on performance and the performance of the Company which will be defined over the first 90 days.

Our health benefits program is one of the best in the industry. You will be entitled to three weeks vacation along with other Company paid time-off. The Company has an employee stock option program that team members are eligible for after their first year with the Company. All additional benefits will be reviewed during your orientation.

Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Confidentiality and Non-Compete Agreement, a copy of which is attached hereto as Exhibit A. In addition, you will be expected to abide by Company rules and policies, and acknowledge in writing that you have read the Company’s Employee Handbook. This employment offer shall be governed by New York law.

Please sign below to acknowledge your acceptance and return to me. If you have any questions concerning the above details, please contact me at 212.564.4922 x118.

We look forward to having you on the team. Welcome aboard!

Very truly yours,

/s/ Wendy Schmittzeh

Wendy Schmittzeh

Manager, Administration

ACKNOWLEDGMENT

Applicant Signature: /s/ Chris H. Panagiotakos	April 28. 2021

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48 South Service Road, Suite 203, Melville, NY 11747

Main Tel: 212.564.4922 • Fax: 212.202.7966 www.datastoragecorp.com